Exhibit 5.1
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
212-373-3000
212-757-3990
September 1, 2011
U.S. Concrete, Inc.
2925 Briarpark, Suite 1050
Houston, Texas 77042
Registration Statement on Form S-1
Ladies and Gentlemen:
     In connection with the Registration Statement on Form S-1 (the “Registration Statement”) of U.S. Concrete, Inc., a Delaware corporation (the “Company”), the corporations listed on Schedule I hereto (each, a “Delaware Corporation Guarantor”), the limited liability companies listed on Schedule II hereto (each, a

“Delaware LLC Guarantor”) and the other subsidiaries of the Company named therein as guarantors (collectively, the “Subsidiary Guarantors,” and together with the Delaware Corporation Guarantors and the Delaware LLC Guarantors, the “Guarantors”), filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder (the “Rules”), you have asked us to furnish our opinion as to the legality of the securities being registered under the Registration Statement. The Registration Statement relates to the registration under the Act of up to $8,453,000 aggregate principal amount of the Company’s 9.5% Convertible Secured Notes due 2015 (the “Notes”) and the guarantees of the Notes by the Guarantors (the “Note Guarantees”) that may be offered by certain noteholders of the Company. The Notes and the Note Guarantees were issued pursuant to an indenture, dated as of August 31, 2010 (the “Indenture”), among the Company, the Guarantors and U.S. Bank National Association, as trustee.
     In connection with the furnishing of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):
     1. the Registration Statement;
     2. the Indenture, including as exhibits thereto the forms of Notes and Note Guarantees, included as Exhibit 4.2 to the Registration Statement; and
     3. the Registration Rights Agreement, dated as of August 31, 2010, by and among the Company, the Guarantors and the holders party thereto, included as Exhibit 4.3 to the Registration Statement.
     In addition, we have examined (i) such corporate records of the Company and each Delaware Corporation Guarantor that we have considered appropriate, including a copy of the certificate of incorporation, as amended, and by-laws, as amended, of the Company and each Delaware Corporation Guarantor, certified by the Company and each such Delaware Corporation Guarantor, respectively, as in effect on the date of this letter, and copies of resolutions of the board of directors of the Company and each such Delaware Corporation Guarantor relating to the issuance of the Notes and the Note Guarantees, certified by the Company and each such Delaware Corporation Guarantor, respectively; (ii) such limited liability company records of each Delaware LLC Guarantor that we have considered appropriate, including the certificate of formation, as amended, and operating agreement, as amended, of each Delaware LLC Guarantor, certified by the applicable Delaware LLC Guarantor as in effect on the date of this letter, and copies of the resolutions of the board of managers (or the sole or managing member) of each Delaware LLC Guarantor relating to the issuance of the Note Guarantees, certified by the applicable Delaware LLC Guarantor; and (iii) such other certificates, agreements and documents that we deemed relevant and necessary as a basis for the opinions expressed below. We have also relied upon the factual matters contained in the representations and warranties of the Company and the Guarantors made in the Documents and upon certificates of public officials and the officers of the Company and the Guarantors.
     In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all the latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete. With regards to certain matters of state law, we have relied, with the Company’s permission, upon the opinion of Curt M. Lindeman, Vice President, General Counsel and Secretary of the Company, filed as Exhibit 5.2 to the Registration Statement.
     Based upon the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that:
     1.   The Notes constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except that the enforceability of the Notes may be subject to bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).
     2.   The Note Guarantee of each Guarantor is a valid and legally binding obligation of each such Guarantor, enforceable against each of the Guarantors in accordance with their terms, except that the enforceability of the Note Guarantees may be subject to bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).
     The opinions expressed above are limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Limited Liability Company Act of the State of Delaware. Our opinion is rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect.

     We hereby consent to use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” contained in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the Rules.

Very truly yours,

/s/ Paul, Weiss, Rifkind, Wharton & Garrison LLP

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP

Schedule I
Beall Investment Corporation, Inc.
Concrete XXXIV Acquisition, Inc.
Concrete XXXV Acquisition, Inc.
Concrete XXXVI Acquisition, Inc.
San Diego Precast Concrete, Inc.
Smith Pre-Cast, Inc.
Titan Concrete Industries, Inc.
USC Atlantic, Inc.
USC Payroll, Inc.
USC Technologies, Inc.
U.S. Concrete On-Site, Inc.
U.S. Concrete Texas Holdings, Inc.

Schedule II
Concrete Acquisition IV, LLC
Concrete Acquisition V, LLC
Concrete Acquisition VI, LLC
Local Concrete Supply & Equipment, LLC
Master Mix, LLC
NYC Concrete Materials, LLC
Pebble Lane Associates, LLC
Riverside Materials, LLC
USC Management Co., LLC